Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

May 15, 2007

VCG Holding Corp Announces Net Income for First Quarter 2007 up over 163% over Same Period 2006

DENVER—(BUSINESS WIRE)—May 15, 2007—VCG Holding Corp (AMEX: PTT),

VCG Holding Corp. a leading consolidator and operator of adult nightclubs, announced today financial results for the three months ended March 31, 2007. Total revenues for the three months ended March 31, 2007 increased 66.4% to $6,387,396 from $3,839,172 for the same fiscal period 2006. Net cash provided by operating activities the three months ended March 31, 2007 totaled $1,088,091 compared to $719,403 for the prior three months ended March 31, 2006, an increase of approximately $325,000.

The Company reported income applicable to common shareholders of $1,012,853 or income applicable to common shareholders per share of $0.07 for the three months ended March 31, 2007 as compared with a income applicable to common shareholders of $146,960 or income applicable to common shareholders per share of $0.02 for the same period 2006.

As of March 31, 2007, VCG had stockholder’s equity of $39,538,869 as compared to $12,795,623 at December 31, 2006.

The Company had pro forma income that included the results from its five acquisitions and the related anticipated cost of financing. The income from continuing operations per share on the pro forma basis for the three months ended March 31, 2007 was $0.09 per share as compared to the pro forma income from continuing operations for the three months ended March 31, 2006 of $0.12 per share.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “ We are finally realizing the effect on earnings from the recent acquisitions in the Company. The Company continues to find acquisition opportunities and will have the financial capability to pursue them. This quarter maintains our revised guidance for 2007 and 2008.”

Summary Financial Information

	March 31,
Income Statement Data	2006	2007	% Change
Total Revenue	$3,839,172	$6,387,396	66.4
Cost of Sales	563,113	883,616	56.9
SG&A	2,499,823	4,091,285	63.7
Income from operations	776,236	1,412,495	82.0
Interest Expense	345,046	536,672	55.5
Net Income	385,270	1,012,853	162.9
Preferred Dividend	238,310	—
Net income applicable to common shareholders	$146,960	$1,012,853	587.1
Net Income (loss) per share	$0.05	$0.07
Preferred Dividend	(0.03)	—
Net (loss) applicable to common shareholders	$0.02	$0.07

Balance Sheet Data	December 31, 2006	March 31, 2007
Current Assets	$3,518,641	$23,703,439
Net Property, Plant and Equipment	12,025,627	13,674,187
Other Assets	19,535,430	31,928,323
Total Assets	$35,079,698	$69,305,949
Current Liabilities	$3,783,339	$4,848,972
Total Liabilities	$21,959,075	$29,667,080
Preferred Stock	$325,000	$—
Shareholders Equity	$12,795,623	$39,538,869

Cash Flow Data	March 31, 2006	March 31, 2007
Cash Flow from Operating Activities	$719,403	$1,088,091
Cash Flow from Investing Activities	$812,252	$(14,286,159)
Cash Flow from Financing Activities	$(1,460,749)	$28,561,017

About VCG Holding Corp

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns thirteen adult nightclubs, one upscale dance lounge. The clubs are located in Indianapolis, St. Louis, Denver, Colorado Springs, Raleigh, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications, and amendments thereto The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Donald W Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424
Facsimile	303.922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com